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                                                                    Exhibit 99.4



               Stock Option Plan for Appointed Outside Directors


         The purpose of this Plan is to provide stock options to members of the Company's Board of Directors who are not currently employees of the Company and who have been appointed to the Board by the Board of Directors on or after January 1, 1995 ("Appointed Outside Directors").

         The total number of shares of the Company's common stock, $1.00 par value, reserved and available for distribution pursuant to awards hereunder shall be 6,000 shares.

         A. The Company shall grant on the date of appointment to each Appointed Outside Director, or in the case of a Director already appointed, on the date of adoption hereof, a stock option as follows:

         (1) Appointed Outside Directors, who have more than two years remaining in their term on the date of appointment, shall receive a stock option to purchase 2,250 shares of the Company's stock.

         (2) Appointed Outside Directors, who have more than one year but two or less years remaining in their term on the date of appointment, shall receive a stock option to purchase 1,500 shares of the Company's stock.

         (3) Appointed Outside Directors, who have one year or less remaining in their term on the date of appointment, shall receive a stock option to purchase 750 shares of the Company's stock.

         B. The stock options granted shall become exercisable in equal installments of 750 shares each, as follows:

         (1) with respect to the grant for the first partial year of the Appointed Outside Director's term, on the date that is the first anniversary of the date of the grant; and

         (2) with respect to grants for any year or years thereafter, on the date that is the first anniversary of the date of each respective grant thereafter.

         C. Each stock option granted under this Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination in the sole and absolute discretion of the Company.

         This Plan is hereby adopted by the Board of Directors on this 27th day of March, 1996.


                                              COMMERCIAL INTERTECH CORP.


                                              By:     /s/ GILBERT MANCHESTER
                                                      -----------------------
                                              Title:  Vice President
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